Exhibit 99.1

Contact: Garry Ridge

PHONE: 619-275-9324

WD-40 Company Reports Second Quarter Earnings

SAN DIEGO, April 6, 2005 /PRNewswire/ – WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2005 of $61.1 million, an increase of 4.4% over second quarter last year. Year-to-date net sales were $121.8 million, up 9.7% over the same period last year.

Net income for the second quarter was $5.3 million, down 15.5% compared to the prior year’s quarter. Earnings per share were $0.31 in the second quarter, compared to $0.36 per share for the quarter last year. Year-to-date net income was $10.9 million, an increase of 2.6%. Through six months, earnings per share were $0.65 compared to $0.62 in the same period last year.

“We are on track with our performance for the first six months to meet our goals for the year,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “Although we’ve had challenges that we did not anticipate this year, our “Fortress of Brands” business strategy has given us more ways to win and that is serving us well. We continue to be focused and committed to innovation.” said Ridge.

“As expected in the second quarter, we were hit hard by higher cost in manufacturing and freight and our results reflect those higher costs. We are implementing price increases to offset a portion of those costs. At the same time, we are pleased to have our innovation program in place and delivering.” Ridge added.

Fiscal Year Guidance

In fiscal year 2005, WD-40 Company still expects net income to increase 5.5% to $27 million, achieving earnings per share of $1.62 based on an estimated 16.7 million shares outstanding.

As previously announced on April 1, 2005, the board of directors of WD-40 Company declared a regular quarterly dividend on March 31, 2005 of $.22 per share, payable April 29, 2005 to stockholders of record on April 18, 2005.

“While we still expect to end the year right where we anticipated, there are several offsetting factors that have changed how we expect to get there,” Ridge said. “We are seeing increases in the cost of some raw materials such as steel and oil beyond what we expected, and our costs for compliance related to Sarbanes-Oxley have gone up significantly.”

On the other side, we have also implemented a price increase that will begin to impact us in the third quarter and now expect to begin shipping two new WD-40 product innovations in the fourth quarter, both of which will help offset those increased costs” Ridge added.

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Total sales for the quarter were 63% from the Americas, 29% from Europe and 8% from Asia/Pacific. In the Americas, sales for the second quarter were down 3% from a year ago.

“We had a solid quarter in both Latin America and Canada, with both seeing double digit growth over last year,” Ridge said. “In the U.S, the lubricant business was strong, but was offset by declines in some of the household products.”

In Europe, sales were up 23.6% for the second quarter.

“We continue to do well with the 1001 brand and are gaining distribution of the new 1001 items in the UK,” Ridge said. “We also achieved strong results in Italy, Spain, Germany, and the Middle East.”

In the Asia/Pacific region, sales for the quarter were up 8.4% from last year.

“Asia/Pacific has done well with new product innovations, and we are gaining distribution with these new products in Australia,” Ridge said.

Global sales of the lubricants WD-40(R) and 3-IN-ONE Oil(R) were up 6.7% for the quarter.

“We had increased sales of WD-40 in all three trading blocs and are continuing to gain distribution for the new 3-IN-ONE Professional Line in a number of markets,” Ridge said.

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were up 6.7% for the quarter.

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001 (R) were down 1.2% compared to the previous year’s quarter.

“We are building distribution of the new X-14 products and are pleased with their performance as well as the success we have had with the 1001 brand,” Ridge said. “However, we had declines in Spot Shot, Carpet Fresh and 2000 Flushes that offset those successes.”

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $242.5 million in fiscal 2004. Additional information about WD-40 Company can be obtained online at www.wd40.com .

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impacts of new product introductions and innovations, increases in raw material costs, increases in the cost of compliance and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

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WD-40 Company

Consolidated Condensed Statements of Income

(unaudited)

	Three Months Ended February 28 or 29,		Six Months Ended February 28 or 29,
	2005	2004	2005	2004
Net sales	$61,076,000	$58,481,000	$121,764,000	$111,021,000
Cost of products sold	31,429,000	28,152,000	61,548,000	52,758,000

Gross profit	29,647,000	30,329,000	60,216,000	58,263,000

Operating expenses:
Selling, general and administrative	16,741,000	14,042,000	32,112,000	28,176,000
Advertising and sales promotion	3,448,000	5,092,000	8,709,000	10,533,000
Amortization of intangible assets	142,000	—	277,000	—

Income from operations	9,316,000	11,195,000	19,118,000	19,554,000

Other income (expense):
Interest expense, net	(1,230,000)	(1,690,000)	(2,686,000)	(3,306,000)
Other income (expense), net	7,000	(47,000)	331,000	(138,000)

Income before income taxes	8,093,000	9,458,000	16,763,000	16,110,000

Provision for income taxes	2,815,000	3,215,000	5,850,000	5,477,000

Net income	$5,278,000	$6,243,000	$10,913,000	$10,633,000

Earnings per common share:
Basic	$0.32	$0.37	$0.66	$0.63

Diluted	$0.31	$0.36	$0.65	$0.62

Weighted average common shares outstanding, basic	16,592,465	17,005,812	16,581,919	16,910,978

Weighted average common shares outstanding, diluted	16,806,735	17,254,329	16,766,024	17,159,458

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	February 28, 2005	August 31, 2004

Assets
Current assets:
Cash and cash equivalents	$36,029,000	$29,433,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,654,000 and $1,440,000	39,093,000	40,643,000
Product held at contract packagers	1,772,000	1,975,000
Inventories	8,150,000	6,322,000
Current deferred tax assets, net	2,873,000	2,830,000
Other current assets	7,812,000	3,026,000

Total current assets	95,729,000	84,229,000

Property, plant and equipment, net	7,778,000	7,081,000
Goodwill	96,156,000	95,832,000
Other intangibles, net	43,646,000	43,428,000
Other assets	6,057,000	6,205,000

	$249,366,000	$236,775,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$20,714,000	$10,000,000
Accounts payable	14,522,000	13,836,000
Accrued liabilities	12,705,000	12,151,000
Accrued payroll and related expenses	3,283,000	3,935,000
Income taxes payable	945,000	2,613,000

Total current liabilities	52,169,000	42,535,000

Long-term debt	64,286,000	75,000,000
Deferred employee benefits and other long-term liabilities	1,999,000	1,969,000
Long-term deferred tax liabilities, net	10,165,000	4,853,000

Total liabilities	128,619,000	124,357,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,175,971 and 17,089,015 shares issued	17,000	17,000
Paid-in capital	51,787,000	49,616,000
Retained earnings	80,435,000	76,152,000
Accumulated other comprehensive income	3,534,000	1,659,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	120,747,000	112,418,000

	$249,366,000	$236,775,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Six Months Ended February 28 or 29,
	2005	2004
Cash flows from operating activities:
Net income	$10,913,000	$10,633,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,440,000	1,126,000
Gains on sales and disposals of property and equipment	(13,000)	(50,000)
Deferred income tax expense	4,750,000	1,908,000
Tax benefit from exercise of stock options	272,000	742,000
Equity earnings in joint venture in excess of distributions received	(22,000)	(162,000)
Stock-based compensation	—	23,000
Changes in assets and liabilities:
Trade accounts receivable	2,805,000	7,970,000
Product held at contract packagers	202,000	147,000
Inventories	(1,566,000)	(826,000)
Other assets	(4,725,000)	276,000
Accounts payable and accrued expenses	15,000	(2,269,000)
Income taxes payable	(1,704,000)	(2,434,000)
Deferred employee benefits and other long-term liabilities	37,000	156,000

Net cash provided by operating activities	12,404,000	17,240,000

Cash flows from investing activities:
Capital expenditures	(1,231,000)	(1,325,000)
Proceeds from sales of property and equipment	72,000	107,000

Net cash used in investing activities	(1,159,000)	(1,218,000)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,899,000	6,548,000
Dividends paid	(6,630,000)	(6,767,000)

Net cash used in financing activities	(4,731,000)	(219,000)

Effect of exchange rate changes on cash and cash equivalents	82,000	180,000

Increase in cash and cash equivalents	6,596,000	15,983,000

Cash and cash equivalents at beginning of period	29,433,000	41,971,000

Cash and cash equivalents at end of period	$36,029,000	$57,954,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended February 28 or 29,		Six Months Ended February 28 or 29,
	2005	2004	2005	2004
Net income	$5,278,000	$6,243,000	$10,913,000	$10,633,000

Other comprehensive income:
Equity adjustment from foreign currency translation, net of tax	786,000	589,000	1,875,000	1,469,000

Total comprehensive income	$6,064,000	$6,832,000	$12,788,000	$12,102,000